Kenvue Reports Healthy Third Quarter 2023 Results

Net Sales Increased 3.3% to $3.9 billion with Organic Growth1 of 3.6%

Reported Diluted EPS of $0.23 and Adjusted Diluted EPS1 of $0.31

Declares Quarterly Cash Dividend of $0.20 Per Share

SKILLMAN, N.J. October 26, 2023 – Kenvue Inc. (NYSE: KVUE) (“Kenvue”), the world’s largest pure-play consumer health company by revenue, today announced financial results for the fiscal third quarter ended October 1, 2023.

“We continued to execute on our commitment to delivering sustainable and profitable growth this quarter. Our operating results and strong cash generation underscore the strength of our leadership position in consumer health, and reflect the strong foundation of the company we are building with durable advantage over the long-term,” said Thibaut Mongon, Chief Executive Officer and Director.

Third Quarter 2023 Financial Results

Net Sales & Organic Growth
Net sales increased 3.3% vs the prior year period. Organic growth1 increased 3.6%. Increases in Net sales and Organic growth were comprised of 7.1% value realization (defined as price including mix), partially offset by 3.5% volume declines. Portfolio rationalization initiatives in 2022 and market softness in China impacted volume growth by approximately two percentage points.

Organic growth was fueled by Self Care where successful brand activation and innovation continue to expand usage occasions, driving volume growth and strength across all product categories, despite a slow start to the cold cough and flu season. In Skin Health & Beauty, value realization, recovered service levels, a strong finish to the sun season and strength across Latin America (“LATAM”) and Europe, Middle East and Africa (“EMEA”) were offset by the impact of 2022 portfolio rationalization in the United States and market softness in China. Momentum in Essential Health continued as value realization and premiumization initiatives took hold.

Gross Profit Margin & Adjusted Operating Income Margin
On a reported basis, Gross profit margin was 57.5% vs 56.1% in the prior year period. Adjusted gross profit margin1 was 59.4% vs 58.6% in the prior year period. Favorable value realization, global supply chain efficiency initiatives and non-recurring separation-related benefits during the quarter more than offset the impact of sustained higher cost inflation and approximately 130 basis points of negative foreign currency fluctuations.

Adjusted operating income margin1 was 23.3% vs 24.5% in the prior year period. Adjusted operating income margin includes incremental ongoing public company costs not incurred last year and the impact of higher foreign currency fluctuations during the quarter.

Interest expense, net & Taxes
Interest expense, net was $100 million, reflecting a full quarter of interest expense. On a reported basis, the Effective tax rate was 25.1% vs 20.6% in the same period last year. The Adjusted effective tax rate1 was 25.3% vs 22.3% in the same period last year. The increase in reported and Adjusted effective tax rate is the result of higher U.S. tax on foreign sourced income and limitations on the Company’s ability to utilize foreign tax credits in the third quarter of 2023.

Net income & Net income per share (“Earnings per share”)
Net income was $438 million vs $586 million in the same period last year. Adjusted net income1 was $590 million vs prior year of $702 million, primarily driven by the items discussed above.

On a reported basis, diluted earnings per share was $0.23. Adjusted diluted earnings per share1 was $0.31.

2023 Outlook

Sales and Adjusted Net Income (“earnings per share”)
Based on current spot rates, foreign exchange is now expected to be a headwind to reported Net sales growth of approximately one to two percentage points vs one percentage point previously expected. Reflecting a softer than anticipated start to the cough, cold and flu season and increased impact of foreign exchange, Kenvue tightened its net sales outlook expecting fiscal 2023 reported Net sales growth to be in the range of 4.0% to 4.5% and Organic growth to be in the range of 5.5% to 6.0%.

Kenvue expects fiscal 2023 Adjusted diluted earnings per share to be in the range of $1.26 to $1.28, reflecting increased foreign exchange headwinds vs prior outlook as well as a softer start to the cold, cough and flu season.

This range assumes a full year 2023 diluted weighted average share count of 1.852 billion.

Reported and Adjusted Interest expense, net
For fiscal year 2023, Kenvue continues to expect reported Interest expense, net to be approximately $270 million and Adjusted interest expense, net1 to be approximately $300 million.

Reported and Adjusted effective tax rate
Kenvue expects reported Effective tax rate to be between 25.5% to 26.5% and continues to expect Adjusted effective tax rate1 to be between 24.5% to 25.5%.

Kenvue is not able to provide GAAP measures or reconcile certain non-GAAP financial measures, other than Adjusted interest expense, net, to comparable GAAP measures on a forward-looking basis without unreasonable efforts given the unpredictability of the timing and amounts of discrete items such as acquisitions or divestitures.

Quarterly Cash Dividend
In line with the Company’s commitment to a disciplined capital allocation strategy to deliver long-term sustainable shareholder value, Kenvue paid a third quarter cash dividend of $0.20 per share, totaling $383 million.

Today Kenvue announced that the Board of Directors declared a $0.20 cash dividend payable in the fourth quarter. The fourth quarter dividend of $0.20 per share on the common stock of the Company will be payable on November 22, 2023 to shareholders of record as of the close of business on November 8, 2023.

Authorization of Share Repurchase Program

Kenvue’s Board of Directors has authorized a share repurchase program, under which Kenvue is authorized to repurchase up to 27 million shares of its outstanding common stock in open market or privately negotiated transactions. The program has no expiration date and may be suspended or discontinued at any time. The intent of this repurchase program is to offset dilution from the vesting or exercise of equity awards under Kenvue’s equity incentive plan.

Webcast Information
As previously announced, Kenvue will host a conference call with investors to discuss its third quarter results at 8:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-407-8835 from the United States or 201-689-8779 from international locations. A simultaneous webcast of the call for investors and other interested parties may be accessed by visiting the Investors section of the Company’s website. A replay will be available approximately two hours after the live event.

About Kenvue
Kenvue is the world’s largest pure-play consumer health company by revenue. Built on more than a century of heritage, our iconic brands, including Aveeno®, BAND-AID® Brand Adhesive Bandages, Johnson’s®, Listerine®, Neutrogena® and Tylenol®, are science-backed and recommended by healthcare professionals around the world. At Kenvue, we believe in the extraordinary power of everyday care and our teams work every day to put that power in consumers’ hands and earn a place in their hearts and homes. Learn more at www.kenvue.com.

1Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to supplement the financial measures prepared in accordance with U.S. GAAP. There are limitations to the use of the non-GAAP financial measures presented herein. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP nor do they have any standardized meaning under U.S. GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way the Company calculate such measures. Accordingly, the non-GAAP financial measures may not be comparable to such similarly titled non-GAAP financial measures used by other companies. The Company cautions you not to place undue reliance on these non-GAAP financial measures, but instead to consider them with the most directly comparable U.S. GAAP measure. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. These non-GAAP financial measures should be considered supplements to, not substitutes for, or superior to, the corresponding financial measures calculated in accordance with U.S. GAAP.

The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by Management. The Company believes these measures help improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies. In addition, the Company believes these measures are also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in our industry.

Below are definitions and the reconciliation to the most closely related GAAP measures for the non-GAAP measures used in this press release and the related prepared materials and webcast.

Adjusted diluted earnings per share: We define Adjusted diluted earnings per share as U.S. GAAP diluted earnings per share adjusted for Separation-related costs, restructuring expense, unrealized gain on securities, amortization of intangible assets, conversion of share-based awards, litigation expense, impairment of intangible assets, interest income earned on the related party note receivable from Johnson & Johnson and their related tax impacts. Management views this non-GAAP measure is useful to investors as it provides a supplemental measure of the Company’s performance over time.

Adjusted EBITDA margin: We define the non-GAAP measure EBITDA as U.S. GAAP Net income adjusted for interest, provision for taxes, and depreciation and amortization. We define Adjusted EBITDA, another non-GAAP financial measure, as EBITDA adjusted for Separation-related costs, restructuring expense, conversion of share-based awards, litigation expense, impairment of intangible assets and unrealized gain on securities. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Net sales. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Adjusted effective tax rate: We define Adjusted effective tax rate as U.S. GAAP Effective tax rate adjusted for tax effects of Separation-related costs, restructuring expense, unrealized gain on securities, amortization of intangible assets, conversion of share-based awards, interest income earned on the related party note receivable from Johnson & Johnson (i.e., special items). We also exclude certain one-time tax only adjustments which include the removal of tax effects from the carve-out methodology, the impact of the interest expense from the debt issuance, which reduced the Company’s capacity to utilize foreign tax credits against U.S. foreign source income and other one-time items. Management believes this non-GAAP measure is useful to investors as it provides a supplemental measure of the Company’s performance over time.

Adjusted gross profit margin: We define Adjusted gross profit margin as U.S. GAAP Gross profit margin adjusted for restructuring expense, amortization of intangible assets and conversion of share-based awards. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Adjusted interest expense, net: We define Adjusted interest expense, net as U.S. GAAP interest expense, net, adjusted to exclude the interest income earned on the related party note receivable from Johnson & Johnson. Management believes this non-GAAP measure is useful to investors in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Adjusted net income: We define Adjusted net income as U.S. GAAP Net income adjusted for Separation-related costs, restructuring expense, unrealized gain on securities, amortization of intangible assets, conversion of share-based awards, litigation expense, impairment of intangible assets, interest income earned on the related party note receivable from Johnson & Johnson and their related tax impacts. Adjusted net income excludes the impact of items that may obscure trends in our underlying performance. Management believes this non-GAAP measure is useful to investors as the Company uses Adjusted net income for strategic decision making, forecasting future results and evaluating current performance.

Adjusted operating income: We define Adjusted operating income as Total operating income excluding the following items: amortization expense, Separation-related costs, restructuring expenses, conversion of share-based awards, long-lived asset impairment and litigation expense. Management believes this non-GAAP measure is useful to investors as Management uses Total adjusted operating income to assess the Company’s financial performance. In the third quarter of 2023, the Company adjusted its definition of Total adjusted operating income in order to align more closely with the financial measures used to evaluate performance by the Company’s peers.

Adjusted operating income margin: We define Adjusted operating income margin as Adjusted operating income as a percentage of Net sales. Management believes this non-GAAP measure is useful to investors as it provides a supplemental perspective to the Company’s operating efficiency over time.

Organic growth: We define Organic growth as the period-over-period change in U.S. GAAP Net sales excluding the impact of changes in foreign currency exchange rates and the impact of acquisitions and divestitures. Management believes Organic growth provides investors with additional, supplemental information that is useful in assessing the Company’s results of operations by excluding the impact of certain items that we believe do not directly reflect our underlying operations.

The non-GAAP measures as presented herein have been prepared as if our operations had been conducted independently from Johnson & Johnson prior to May 4, 2023, the date Kenvue’s common stock began trading on the New York Stock Exchange (“Kenvue IPO”), and therefore they include certain Johnson & Johnson corporate and shared costs allocated to us. Management believes the cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, us during the periods presented, though the allocations may not be indicative of the actual costs that would have been incurred if we had been operating as a standalone company.

Cautions Concerning Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements about management’s expectations of Kenvue’s future operating and financial performance, product development, market position and business strategy. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Kenvue and its affiliates. Risks and uncertainties include, but are not limited to: the inability to execute on Kenvue’s business development strategy or realize the benefits of the separation from Johnson & Johnson; the risk of disruption or unanticipated costs in connection with the separation; Kenvue’s ability to succeed as a standalone publicly traded company; economic factors, such as interest rate and currency exchange rate fluctuations; the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow Kenvue to effect any expected share repurchases and dividend payments; Kenvue’s ability to maintain satisfactory credit ratings, which could adversely affect its liquidity, capital position, borrowing costs and access to capital markets; competition, including technological advances, new products and intellectual property attained by competitors; challenges inherent in new product research and development; uncertainty of commercial success for new and existing products and digital capabilities; challenges to intellectual property protections including counterfeiting; the ability of Kenvue to successfully execute strategic plans; the impact of business combinations and divestitures, including any ongoing or future transactions; manufacturing difficulties or delays, internally or within the supply chain; product efficacy or safety concerns resulting in product recalls or regulatory action; significant adverse litigation or government action, including related to product liability claims; changes to applicable laws and regulations and other requirements imposed by stakeholders; challenges to intellectual property; changes in behavior and spending patterns of consumers; natural disasters, acts of war or terrorism or disease outbreaks; financial instability of international economies and legal systems and sovereign risk; and risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, supply chain disruptions and other impacts to the business, or on Kenvue’s ability to execute business continuity plans, as a result of the COVID-19 pandemic. A further list and descriptions of these risks, uncertainties and other factors can be found in Kenvue’s filings with the Securities and Exchange Commission, including its registration statement on Form S-1 and subsequent Quarterly Reports on Form 10-Q and other filings, available at www.kenvue.com or on request from Kenvue. Any forward-looking statement made in this release speaks only as of the date of this release. Kenvue undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or developments or otherwise.

Contacts
Investor Relations:
Tina Romani
Kenvue_IR@kenvue.com

Media Relations:
Melissa Witt
media@kenvue.com

Kenvue Inc.
Condensed Consolidated Statement of Operations
(Unaudited; in Millions Except Per Share Data)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net sales	$3,915	$3,789	$11,778	$11,183
Cost of sales	1,665	1,664	5,178	4,944
Gross profit	2,250	2,125	6,600	6,239
Selling, general and administrative expenses	1,531	1,376	4,555	4,101
Other operating expense (income), net	9	(14)	(7)	(6)
Operating income	710	763	2,052	2,144
Other expense, net	25	25	65	19
Interest expense, net	100	—	154	—
Income before taxes	585	738	1,833	2,125
Provision for taxes	147	152	496	422
Net income	$438	$586	$1,337	$1,703

Net income per share
Basic	$0.23	$0.34	$0.73	$0.99
Diluted	$0.23	$0.34	0.73	$0.99
Weighted average common stock
Basic	1,916	1,716	1,823	1,716
Diluted	1,920	1,716	1,827	1,716

Non-GAAP Financial Information
Organic Growth

The following tables present a reconciliation of the change in Net sales, as reported, to Organic growth for the periods presented:

	Fiscal Three Months Ended October 1, 2023 vs October 2, 2022(1)
	Reported Net Sales change		Impact of foreign currency	Organic growth(2)
(Unaudited; Dollars in Millions)	Amount	Percent	Amount	Amount	Percent
Self Care	$97	6.4%	$(4)	$101	6.7%
Skin Health and Beauty	(5)	(0.4)	—	(5)	(0.4)
Essential Health	34	3.0	(9)	43	3.8
Total	$126	3.3%	$(13)	$139	3.6%

	Fiscal Three Months Ended October 1, 2023 vs October 2, 2022(1)
(Unaudited)	Reported Net Sales change	Impact of foreign currency	Organic growth(2)
			Price/Mix(3)	Volume
Self Care	6.4%	(0.3)%	5.5%	1.2%
Skin Health and Beauty	(0.4)	—	6.4	(6.8)
Essential Health	3.0	(0.8)	10.0	(6.2)
Total	3.3%	(0.3)%	7.1%	(3.5)%

	Fiscal Nine Months Ended October 1, 2023 vs October 2, 2022 (1)
	Reported Net Sales change		Impact of foreign currency	Organic growth(2)
(Unaudited; Dollars in Millions)	Amount	Percent	Amount	Amount	Percent
Self Care	$452	10.1%	$(84)	$536	12.0%
Skin Health and Beauty	115	3.5	(52)	167	5.1
Essential Health	28	0.8	(106)	134	3.9
Total	$595	5.3%	$(242)	$837	7.5%

	Fiscal Nine Months Ended October 1, 2023 vs October 2, 2022(1)
(Unaudited)	Reported Net Sales change	Impact of foreign currency	Organic growth(2)
			Price/Mix(3)	Volume
Self Care	10.1%	(1.9)%	8.1%	3.9%
Skin Health and Beauty	3.5	(1.6)	7.2	(2.1)
Essential Health	0.8	(3.1)	10.0	(6.1)
Total	5.3%	(2.2)%	8.4%	(0.9)%
(1) Acquisitions and divestitures did not materially impact Net sales for the fiscal three and nine months ended October 1, 2023 or October 2, 2022.
(2) Non-GAAP financial measure. Excludes the impact of foreign currency exchange.
(3) Price/Mix reflects value realization.

Organic Growth by Segment

Self Care:
-Organic growth of 6.7% was comprised of 5.5% value realization and 1.2% volume increase. Self Care continued to outperform with value realization alongside innovation-based volume growth fueling strength with all Self Care product categories growing mid to high single digits. Standout performance was led by Digestive Health, as Imodium® and Pepcid® brands gained share with successful brand activations fueling growth. Consumer affinity for and trust in Tylenol® remains as the brand holds its position as the number one global pain brand while continuing to gain share.

Skin Health and Beauty:
-Organic growth decreased 0.4%, comprised of 6.4% value realization offset by 6.8% volume declines. The impact of portfolio rationalization initiatives in 2022 coupled with market softness in China accounted for approximately two-thirds of the volume decline. Excluding this impact volume would have been down low-single digits. A strong finish to the sun season in the United States with Neutrogena® regaining its Sun Care leadership position, and strength across LATAM and EMEA led by pricing and premiumization supported growth as supply recovery continued in the United States.

Essential Health:
-Organic growth of 3.8% was comprised of 10.0% value realization and 6.2% volume decline. Value realization and strong momentum in Listerine® globally was led by product innovation and healthcare professional endorsement of recent clinical claims. Value realization with brand activation drove strong results across the Women’s Health product category. Global leadership in Baby Care remains strong with healthy growth in the United States partially offset by category and competitive dynamics in Asia Pacific (“APAC”).

Total Segment Net Sales and Total Adjusted Operating Income
Segment net sales and Adjusted operating income1 for the periods presented were as follows:

	Net Sales		Net Sales
	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Self Care	$1,613	$1,516	$4,914	$4,462
Skin Health and Beauty	1,119	1,124	3,377	3,262
Essential Health	1,183	1,149	3,487	3,459
Total segment net sales	$3,915	$3,789	$11,778	$11,183

	Adjusted Operating Income		Adjusted Operating Income
	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Self Care Adjusted operating income	$583	$556	$1,741	$1,554
Skin Health and Beauty Adjusted operating income	167	246	517	616
Essential Health Adjusted operating income	309	261	770	821
Total	$1,059	$1,063	$3,028	$2,991
Depreciation	(72)	(69)	(211)	(213)
General corporate/unallocated expenses	(76)	(81)	(219)	(197)
Other operating (expense) income, net	(9)	14	7	6
Other - impact of deferred markets(1)	12	—	33	—
Litigation expense	—	—	20	—
Impairment of intangible assets	—	—	—	12
Total adjusted operating income (non-GAAP)	$914	$927	$2,658	$2,599
Reconciliation to Income before taxes:
Amortization	81	83	242	265
Separation-related costs(2)	133	50	333	109
Restructuring expense	3	31	3	69
Conversion of share-based awards	(25)	—	(25)	—
Other - impact of deferred markets	12	—	33	—
Litigation expense	—	—	20	—
Impairment of intangible assets	—	—	—	12
Total operating income	$710	$763	$2,052	$2,144
Other expense, net	25	25	65	19
Interest expense, net	100	—	154	—
Income before taxes	$585	$738	$1,833	$2,125
(1) Includes tax expense and minority interest expense related to Deferred Markets recognized within Other operating expense (income), net, which are payable to Johnson & Johnson through interim related-party agreements until these Deferred Markets can be transferred to the Company. Deferred Markets are local businesses in certain non-U.S. jurisdictions in which the transfer from Johnson & Johnson of certain assets and liabilities were deferred in order to ensure compliance with applicable law, to obtain necessary governmental approvals and other consents and for other business reasons.
(2) Costs incurred in connection with our establishment as a standalone public company are defined as “Separation-related costs.”

The following tables present reconciliations of GAAP to Non-GAAP for the periods presented:

	Fiscal Three Months Ended October 1, 2023
(Unaudited; Dollars in Millions)	As Reported	Adjustments		As Adjusted
Net sales	$3,915	—		$3,915

Gross profit	$2,250	$75	(a),(b),(c)	$2,325
Gross profit margin	57.5%			59.4%

Operating income	$710	$204	(a)-(h)	$914
Operating income margin	18.1%			23.3%

Net Income	$438	$152	(a)-(g),(i)	$590
Net income margin	11.2%			15.1%
Interest expense, net	$100
Provision for taxes	$147
Depreciation and amortization	$153
EBITDA (non-GAAP)	$838	$123	(b)-(h)	$961
EBITDA margin	21.4%			24.5%

Detail of Adjustments
(a) Amortization (COGS)	$81
(b) Restructuring expense (COGS)	$1
(c) Conversion of share-based awards (COGS)	$(7)
(d) Separation-related costs (SG&A)	$133
(e) Restructuring expense (SG&A)	$2
(f) Conversion of share-based awards (SG&A)	$(18)
(g) Other - Impact of deferred markets (minority interest expense) (OOI&E)	$4
(h) Other - Impact of deferred markets (tax expense) (OOI&E)	$8
(i) Tax impact on special item adjustments	$(44)

	Fiscal Three Months Ended October 2, 2022
(Unaudited; Dollars in Millions)	As Reported	Adjustments		As Adjusted
Net sales	$3,789	—		$3,789

Gross profit	$2,125	$96	(a)-(b)	$2,221
Gross profit margin	56.1%			58.6%

Operating income	$763	$164	(a)-(d)	$927
Operating income margin	20.1%			24.5%

Net Income	$586	$116	(a)-(e)	$702
Net income margin	15.5%			18.5%
Provision for taxes	$152
Depreciation and amortization	$152
EBITDA (non-GAAP)	$890	$81	(b)-(d)	$971
EBITDA margin	23.5%			25.6%

Detail of Adjustments
(a) Amortization (COGS)	$83
(b) Restructuring expense (COGS)	$13
(c) Separation-related costs (SG&A)	$50
(d) Restructuring expense (SG&A)	$18
(e) Tax impact on special item adjustments	$(48)

	Fiscal Nine Months Ended October 1, 2023
(Unaudited; Dollars in Millions)	As Reported	Adjustments		As Adjusted
Net sales	$11,778	—		$11,778

Gross profit	$6,600	$236	(a)-(c)	$6,836
Gross profit margin	56.0%			58.0%

Operating income	$2,052	$606	(a)-(i)	$2,658
Operating income margin	17.4%			22.6%

Net Income	$1,337	$460	(a)-(g),(i)-(l)	$1,797
Net income margin	11.4%			15.3%
Interest expense, net	154
Provision for taxes	496
Depreciation and amortization	453
EBITDA (non-GAAP)	$2,440	$371	(b)-(j)	$2,811
EBITDA margin	20.7%			23.9%

Detail of Adjustments
(a) Amortization (COGS)	$242
(b) Restructuring expense (COGS)	$1
(c) Conversion of share-based awards (COGS)	$(7)
(d) Separation-related costs (SG&A)	$333
(e) Restructuring expense (SG&A)	$2
(f) Conversion of share-based awards (SG&A)	$(18)
(g) Other - Impact of deferred markets (minority interest expense) (OOI&E)	$10
(h) Other - Impact of deferred markets (tax expense) (OOI&E)	$23
(i) Litigation expense (OOI&E)	$20
(j) Unrealized gain on securities (OI&E)	$7
(k) Interest income from related party note (Interest expense, net)	$(33)
(l) Tax impact on special item adjustments	$(97)

	Fiscal Nine Months Ended October 2, 2022
(Unaudited; Dollars in Millions)	As Reported	Adjustments		As Adjusted
Net sales	$11,183	—		$11,183

Gross profit	$6,239	$292	(a)-(b)	$6,531
Gross profit margin	55.8%			58.4%

Operating income	$2,144	$455	(a)-(e)	$2,599
Operating income margin	19.2%			23.2%

Net Income	$1,703	$316	(a)-(f)	$2,019
Net income margin	15.2%			18.1%
Provision for taxes	$422
Depreciation and amortization	$478
EBITDA (non-GAAP)	$2,603	$190	(b)-(e)	$2,793
EBITDA margin	23.3%			25.0%

Detail of Adjustments
(a) Amortization (COGS)	$265
(b) Restructuring expense (COGS)	$27
(c) Separation-related costs (SG&A)	$109
(d) Restructuring expense (SG&A)	$42
(e) Impairment of intangible assets (OOI&E)	$12
(f) Tax impact on special item adjustments	$(139)

The following tables present reconciliations of the Effective tax rate, as reported, to Adjusted effective tax rate for the periods presented:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited)	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Effective tax rate	25.1%	20.6%	27.1%	19.9%
Adjustments:
Tax-effect on special item adjustments	(3.1)	1.8	(3.0)	1.6
Removal of tax benefits from carve out methodology	—	—	2.3	—
Taxes related to Deferred Markets	1.1	—	1.1	—
Valuation allowance on foreign tax credits due to interest expense	0.9	—	(2.8)	—
Other	1.3	(0.1)	0.8	0.2
Adjusted Effective tax rate (non-GAAP)	25.3%	22.3%	25.5%	21.7%

The following table presents a reconciliation of Effective tax rate, as forecasted on a U.S. GAAP basis, to forecasted Adjusted effective tax rate for fiscal year 2023:

Fiscal Year 2023
(Unaudited)	Forecast
Effective tax rate	25.5% - 26.5%
Adjustments:
Tax-effect on special item adjustments	(2.3)
Removal of tax benefits from carve out methodology	2.3
Taxes related to Deferred Markets	1.1
Valuation allowance on foreign tax credits due to interest expense	(2.8)
Other	0.7
Adjusted Effective tax rate (non-GAAP)	24.5% - 25.5%

The following table presents a reconciliation of Interest expense, net, as forecasted on a U.S. GAAP basis, to forecasted Adjusted interest expense, net for fiscal year 2023:

Fiscal Year 2023
(Unaudited; Dollars in Millions)	Forecast
Interest expense, net	$267
Adjustment:
Interest income from related party note	(33)
Adjusted interest expense, net (non-GAAP)	$300

The following table presents a reconciliation of Diluted earnings per share, as reported, to Adjusted diluted earnings per share:

	Fiscal Three Months Ended	Fiscal Nine Months Ended
(Unaudited)	October 1, 2023	October 1, 2023
Diluted earnings per share	$0.23	$0.73
Adjustments:
Separation-related costs	0.07	0.18
Amortization and impairment of intangible assets	0.04	0.13
Conversion of share-based awards	(0.01)	(0.01)
Interest income from related party note	—	(0.02)
Tax impact on special item adjustments	(0.02)	(0.05)
Other	—	0.02
Adjusted diluted earnings per share (non-GAAP)	$0.31	$0.98

Other Supplemental Financial Information
The following table presents the Company’s Net sales by Geographic Region for the periods presented:

	Fiscal Three Months Ended		Fiscal Nine Months Ended
(Unaudited; Dollars in Millions)	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net sales by geographic region
North America	$1,879	$1,858	$5,848	$5,512
Europe, Middle East and Africa	864	790	2,566	2,392
Latin America	364	303	1,007	888
Asia Pacific	808	838	2,357	2,391
Total Net sales by geographic region	$3,915	$3,789	$11,778	$11,183

The following table presents the Company’s Cash and cash equivalents, Total debt and Net debt balance as of October 1, 2023:

(Unaudited; Dollars in Millions)	October 1, 2023
Cash and cash equivalents	$1,100
Total debt	8,200
Net debt	$7,100